Exhibit 10.5

FORM OF

GAS PURCHASE AGREEMENT

BETWEEN

<SELLER>

AND

FURNACE RUN PIPELINE, L.P.

Contract No. GP – FURNACE PIPELINE #!

Gas Purchase Agreement

Furnace Run Pipeline, L.P.

Snyder Energy LLC, General Partner

And

Dated:

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Gas Purchase Agreement

By and Between

(“Seller”)

And

Furnace Run Pipeline, L.P. (“Buyer”)

This Agreement is made, entered into and effective this day of 2011, by and between a Pennsylvania, herein called “Seller” and Furnace Run Pipeline, L.P., a Pennsylvania limited partnership, herein called “Buyer”.

WITNESSETH:

WHEREAS, Seller owns or controls the certain natural gas production delivered to the meter described in Exhibit “B”, attached hereto and made part hereof; and

WHEREAS, Seller desires to sell and Buyer desires to purchase the gas which may be produced and delivered to said meters in accordance with the terms and provision hereof.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions provided for herein, the parties hereby agree to the sale and purchase of gas as follows:

1)	DEFINITION:

(a) The term “gas” shall mean natural gas as it is produced from a well or as delivered at the discharge side of a conventional mechanical gas-liquid separator, and shall include casinghead gas and/or gas well gas.

(b) The term “Well” or “Wells” shall mean any or all of the wells subject to any depth limitations stated therein.

(c) The term “cubic foot of gas” shall mean the amount of gas contained in one cubic foot of space at pressure of 14.73 pounds per square inch absolute and at a temperature of sixty degrees Fahrenheit (60°F).

(d) The term “Mcf” shall mean one thousand cubic feet of gas.

(e) The term “MMcf” shall mean one million cubic feet of gas.

(f) The term “Btu” shall mean British Thermal Unit and is equal to 1055.05585262 Joule (International Table).

(g) The term “MMBtu” shall mean one million (1,000,000) British Thermal Units.

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(h) The term “Gross Heating Value” shall mean the number of Btu’s produced by the complete combustion, at a constant pressure, of the amount of gas which would occupy a volume of one (1.0) cubic foot at a temperature of sixty degrees Fahrenheit (60°F), saturated with water vapor and under a pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air, and when the water formed by such combustion is condensed to a liquid state.

(i) The term “Day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at 10 o’clock a.m. EST.

(j) The term “Month” shall mean a period beginning at 8:00 a.m. on the first day of a calendar month and ending at 7:59 a.m. on the first day of the next succeeding calendar month.

(k) The term “Contract Year” shall mean a period of twelve (12) months consecutive months beginning as of the date of this Agreement.

(l) The term “psia” shall mean pounds per square inch absolute.

(m) The term “FERC” shall mean the Federal Energy Regulatory Commission.

2)	COMMITMENT, DEDICATION, AND RESERVATIONS

(a) All oil and liquid hydrocarbons not so separated prior to delivery to Buyer shall become the property of Buyer.

(b) Buyer, or its designee, shall have the sole right to process the gas delivered hereunder for the extraction and recovery of liquefiable hydrocarbons, helium or any other constituents of the gas stream for the sole account of Buyer or its designee. Buyer may process such gas, have such gas processed or assign the right to process the gas delivered by Seller hereunder.

(c) Subject to the other provisions of this Agreement, the control, management and operation of Seller’s lands and leaseholds shall be the exclusive right of Seller, including, without limitation, Seller’s right to drill new wells, to repair or rework old wells, to plug and abandon any well or to surrender any lease when no longer deemed by Seller to be capable of producing gas in paying or commercial quantities under the normal methods of operations.

3)	APPROVALS AND CONSTRUCTION

(a) Promptly following the execution of this Agreement, the parties shall commence and, with due diligence, prosecute the obtaining of any and all necessary authorizations and approvals from any regulatory body having jurisdiction over the sale and delivery by Seller, the purchase and receipt by Buyer of gas hereunder. If such approvals and authorization are not obtained within six (6) months of the date of this Agreement, on terms satisfactory to the parties, then either party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other party.

(b) Upon receipt of any approvals and authorizations required under Section 3(a) above, or upon a determination that no such regulatory approvals and authorizations are required, Seller shall

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promptly acquire any necessary rights-of-way and easements for the facilities to be installed by each party hereunder. Further, Seller hereby grants to Buyer such easements and rights-of-way across the acreage on which the Wells are located and/or lands pooled therewith, to the extent it may lawfully do so, as are necessary or convenient for the installation, maintenance and operation of facilities, including metering stations and measurement equipment, required for the delivery of gas hereunder. If necessary rights-of-way and easements are not obtained within sixty (60) days of the receipt of any approvals required under 3(a) above, then either party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other party.

(c) Within sixty (60) days following the acquisition of necessary rights-of-way and easements, the Seller, at its sole risk and expense, shall commence and thereafter with due diligence complete the construction and installation of the necessary pipeline from Seller’s wells to the point(s) of delivery. Buyer or Buyer’s designee shall thereupon install the measurement equipment required under Section B, Exhibit “A” hereof. Buyer, however, shall not be required to connect or to remain connected to any well(s) when under the terms of this Agreement it would not be economical or profitable to do so in Buyer’s sole judgment.

(d) Any property of Buyer or Buyer’s designee placed in or upon Seller’s acreage shall remain Buyer’s or Buyer’s designee personal property and may be removed by it at any time subject to the provisions of this Agreement.

4)	QUANTITY

(a) Subject to the other provisions of this Agreement, and in compliance with all applicable status and regulations governing production and taking of gas from Seller, Seller agrees to deliver and Buyer agrees to purchase gas at the Delivery Point (as hereinafter defined) that can be produced and delivered at its natural flowing pressure into Buyer’s pipeline against the varying pressure from time to time maintained in Buyer’s pipeline. In no event shall Seller be obligated to deliver or Buyer obligated to take gas from Seller at a rate of flow which would be injurious to Seller’s producing reservoir.

(b) Buyer may, with or without notice to Seller, interrupt, restrict the flow, or discontinue the purchase of gas, for any reason, when and for such length of time it is deemed, in Buyer’s sole discretion, expedient to do so.

5)	PRICE AND TAXES

(a) The price per MMBTU to be paid by Buyer to Seller for gas sold and delivered hereunder shall be Dominion Transmission South Point First of the Month Index; less $0.60 gathering and 4% retainage. The price provided herein is inclusive of transportation charges, gathering charges and pipeline fuel and loss charges with the following exceptions: (1) Should Buyer incur additional transportation, gather, pipeline fuel and loss or other charges for any reason after the effective date of this Agreement, then Seller shall pay such additional charges through the reduction in the price of the gas paid by Buyer for gas hereunder, (2) Should Buyer incur low flow meter fees from either affiliated or non-affiliated downstream pipelines, then Seller shall pay such additional fees through the reduction in the price of the gas paid by Buyer for gas hereunder. In the event of overpayment by Buyer to Seller, Buyer shall have the express right to withhold or set off such overpayment from any payment subsequently due to Seller by Buyer under this Agreement or any other transaction, obligation or liability between Seller or Seller’s affiliates and Buyer or Buyer’s affiliates.

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(b) If Buyer determines from time to time, in its sole discretion, that gas purchased hereunder is not marketable at the price being paid, then the Buyer shall provide written notice to Seller of a proposed price which is acceptable to Buyer. Seller shall have ten (10) days after receipt of Buyer’s notice to reject Buyer’s proposed price, by written notice. If Buyer does not receive Seller’s notice of rejection within ten (10) days, Buyer’s proposed price shall be effective as of the date of Buyer’s notice under this section. If Seller rejects Buyer’s proposed price, this Agreement shall terminate effective as of the date of Buyer’s notice under this section.

(c) It is expressly agreed that Seller’s sole remedy, in the event that the lower price offer of Buyer under the terms of this Article 5 is not acceptable, is to terminate this Agreement.

(d) Seller shall pay or cause to be paid all taxes and assessments imposed on Seller with respect to the gas delivered hereunder prior to or upon its delivery to Buyer, and Buyer shall pay or cause to be paid all taxes and assessments imposed upon Buyer with respect to gas delivered hereunder after its receipt by Buyer. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purpose of carrying out the provisions of this Agreement.

(e) If Buyer does not receive payment from any third-party purchaser downstream of the delivery point, Buyer will be under no obligation to pay Seller for gas sold and delivered hereunder.

6)	POINTS OF DELIVERY

The Buyer point(s) of delivery (“Delivery Points”) for gas sold and purchased hereunder shall be at the inlet side of Buyer’s metering equipment installed and located at mutually agreeable point(s) on Buyer’s pipeline as set forth on Exhibit “B” attached hereto. Title to the gas and all components thereof which are sold and delivered hereunder shall pass to and vest in Buyer at the point(s) of delivery.

7)	TERM OF AGREEMENT

(a) This Agreement shall be effective as of the date of this Agreement and shall remaining full force for a term of two (2) Contract Year(s) and from Contract Year to Contract Year thereafter, subject to termination by either party on the expiration of the second (2nd) Contract Year or on the expiration of any Contract Year thereafter, by not less than ninety (90) days prior written notice to the other party.

(b) At any time Buyer may, upon thirty (30) days prior written notice to Seller, terminate this Agreement.

8)	EXHIBITS

Exhibits “A” and “B” are incorporated herein for all purposes and constitute a part of this Agreement. In the event of a conflict between the provisions hereof and Exhibits “A” or “B”, the provisions hereof shall control over Exhibit “A” and Exhibit “B”.

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FURNACE RUN PIPELINE, L.P. SNYDER ENERGY LLC, GENERAL PARTNER
SELLER	BUYER

By:	By:
Name:	Name:	DAVID E. SNYDER
Title:	Title:	PRESIDENT

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EXHIBIT “A”

GENERAL TERMS AND CONDITIONS

Attached to and made part of that certain Gas Purchase Agreement dated             day of 2011 by and between (“Seller”) and Furnace Run Pipeline, L.P. (“Buyer”).

SECTION A

QUALITY AND PRESSURE

1. All gas delivered by Seller to Buyer hereunder shall be merchantable gas and shall conform to the following specifications:

a. The gas shall be commercially free from solid matter, dust and gum-forming constituents which might interfere with its merchantability or cause injury to or interference with proper operation of the lines, meters, regulators or other appliances through which it flows.

b. The gas shall not at any time have uncombined oxygen content in excess of one percent (1%) by volume, and Seller shall make every reasonable effort to keep the gas free from oxygen.

c. The gas shall not at any time have carbon dioxide content in excess of three percent (3%) by volume.

d. The gas shall contain no more than seven (7.0) pounds of water vapor per million cubic feet.

e. The gas shall not contain more than one-quarter (.25) grains of hydrogen sulfide per one hundred (100) cubic feet.

f. The gas shall not contain more than five-tenths (0.5) grains of total sulfur per one hundred (100 cubic feet).

g. The gas shall not contain more than four percent (4%) by volume of nitrogen or other inert gases.

h. The gross heating value, molecular composition and specific gravity of gas delivered to Buyer shall be consistent with gas being purchased by Buyer in the vicinity of the point(s) of delivery. Specifically, such gas shall not, in Buyer’s sole determination, hinder deliveries from or redeliveries to Buyer’s other customers.

i. The gas shall have a temperature of not more than one hundred twenty degrees Fahrenheit (120°F).

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j. The gas shall contain no less than 1000 Btu’s per cubic foot, except in Buyer’s sole discretion a lower Btu gas stream may be accepted by Buyer for blending in its system.

(a) Seller shall deliver gas hereunder to Buyer at the point(s) of delivery against the varying pressure from time to time maintained in Buyer’s pipeline. Seller shall not have the right to compress gas for delivery to Buyer without the prior written approval of Buyer.

(b) If the gas fails to meet standards concerning quality or pressure set forth in paragraph 1 and 2 above, either party may suspend delivery immediately, but shall provide written notice to the other party as soon as is practical. Neither Seller nor Buyer shall be obligated to install or operate compression facilities and/or treating facilities or to continue to operate same once installed in order to deliver or receive gas hereunder.

(c) Should gas not meeting the above specifications be tendered to Buyer for purchase hereunder, Buyer may, at its sole option, refuse to accept such gas, or accept and purchase such gas without waiving its rights to refuse to accept such gas in the future.

(d) Should gas not meeting the above specifications enter Buyer’s facilities and cause damage to its system, meters, facilities, regulators or other equipment of Buyer or cause damage to persons or property among Buyer’s customers or others, then Seller shall indemnify protect and hold Buyer harmless from and against all claims, demands, causes of action, liability, court costs and attorney fees occasioned by or resulting from failure by Seller to meet the gas specifications herein provided.

(e) Liquid or liquefiable hydrocarbons shall not be removed from the gas except as allowed under Section 2(a) of this Agreement.

SECTION B

STANDARDS FOR MEASUREMENTS AND TESTS

1. The volumetric unit for measurement of gas delivered hereunder shall be one cubic foot of gas. If at any time during the term of this Agreement, the pressure base at which gas delivered and purchased hereunder is changed or modified from 14.73 psia by any regulatory agency having jurisdiction, the prices specified in this Agreement shall be adjusted to conform to such new pressure base by use of a factor, the numerator of which is the new pressure base (expressed in pounds per square inch absolute), and the denominator of which is 14.73 psia.

2. The volumes of gas measured shall be computed in accordance with the instructions contained in Report No. 3 of the Gas Measurement Committee of the American Gas Association, as such report may be amended or revised from time to time, or other mutually acceptable gas measurement standard, and shall comply with applicable state and federal laws and regulations pertaining to gas measurement.

a. The temperature of gas at the meter shall be assumed at 60 degrees Fahrenheit (60°F) irrespective of actual temperature, if a recording thermometer has not been installed. If a recording thermometer or similar device is requested by either Buyer or Seller, Seller shall be solely responsible for all costs and expenses associated with it and its installation; provided, however, that Buyer or Buyer’s designee shall own such equipment pursuant to No. 4 below.

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b. The specific gravity of the gas shall be determined by Buyer, or Buyer’s designee, at the beginning of delivery, and as frequently as is found necessary in practice. The regular test shall determine the specific gravity to be used in computations in the measurement of gas deliveries until the next regular test or until change by special test.

c. The Reynolds number, manometer and the orifice thermal expansion factions are assumed to be 1.000 irrespective of the actual values of these factors.

d. Deviation of the gas from the Ideal Gas Laws at the pressure and temperatures under which the gas is measured shall be computed from appropriate tables published by the American Gas Association NX-19 manual for the Determination of Supercompressibility Factors for Natural Gas, together with all supplements, amendments and appendices to said report, or at the option of either party, and at such party’s expense, deviation may be determined by actual tests of a sample of gas taken at the point of delivery. Any such tests shall be conducted by a laboratory acceptable to both parties and shall be made at reasonable intervals but not more frequently than twice each year.

3. Atmospheric pressure shall be assumed to be 14.4 pounds per square inch, irrespective of variations in natural atmospheric pressure.

4. Buyer, or Buyer’s designee, shall own, install, maintain and operate the measuring facilities, meter, recording thermometer, and other necessary measuring equipment, in accordance with the instructions contained in Report No. 3 of the Gas Measurement Committee of the American Gas Association, as such report may be amended or revised from time to time. Prior to the installation, Seller shall reimburse Buyer for the cost of purchasing and installing the measuring facilities, meter thermometer, and other necessary measuring equipment. The cost of maintaining and operating the measuring facilities, meter thermometer, and other necessary measuring equipment shall be at Buyer’s sole expense, except for any monthly telephone and electricity expenses which will be at the Seller’s sole expense. Buyer may use orifice meters or any other meter acceptable under industry practice. Seller shall have access to the metering stations at reasonable hours but the reading, calibrating and adjusting of meters and changing of charts shall be done only by the Buyer. Seller may, at its option and expense, install and operate check meters but measurement of gas for the purposes of this Agreement shall be by Buyers’ meters only, except as otherwise specifically provided. Check meters shall be subject at all reasonable times to inspection or examination by Buyer, but the reading, calibration and adjusting thereof and changing of charts shall be done only by Seller.

5. From time to time buyer, or Buyer’s designee, shall inspect and calibrate its metering equipment, but in no event with less frequency than may be required by any regulatory authority having jurisdiction. Notice of the time and nature of each test shall be given by Buyer to Seller sufficiently in advance to permit Seller’s representative to be present. Testing and adjustments shall be made in the presence of and observed by Seller’s representative, if present. If any of the measuring equipment is found to be registering inaccurately, it shall be adjusted at once to read as accurately as possible. All tests of such measuring equipment shall be made at Buyer’s expense, except that Seller shall bear the expense of any test made at its request if the inaccuracy is found to be two percent (2%) or less. If, upon any test, any metering equipment is found to be inaccurate by more than two percent (2%), registrations therefrom shall be corrected at the rate of such inaccuracy for a period which is definitely known and agreed upon, but in case the period is not definitely know and agreed upon, then for a period extending back one-half of the time elapsed since the last date of calibration. The maximum

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“time elapsed” for purposes of this calculation shall be ninety (90) days. If for any reason a meter is out of service and/or out of repair so that the amount of gas delivered cannot be ascertained or computed from the reading thereof, the gas delivered during the period such meter is out of service and/or out of repair shall be estimated and agreed upon by the parties based upon the best date available, using the first of the following method which is feasible.

a. By correcting the error, if the error is ascertainable, by calibration, test or mathematical calculation.

b. By using the registration of any check meter, if installed and accurately registering.

c. By estimations based upon deliveries during preceding periods under similar conditions when the meter was registering accurately.

6. The Gross Heating Value of the gas delivered hereunder shall be determined from time to time by Buyer, as often as Buyer may deem necessary, by chromatographic analysis of the gas, or by samples tested upon recording calorimeter or by such other methods as the parties may agree. For purposes of payment and billing the Gross Heating Value shall be corrected to reflect measurement conditions of gas at fourteen and seventy-three hundredths (14.73) psia, sixty degrees Fahrenheit (60°F) and saturated with water vapor.

SECTION C

BILLING AND PAYMENT

1. Buyer shall render to Seller a statement of the quantities of gas received by Buyer during the preceding month and of the amount due therefore, less applicable taxes paid by Buyer for Seller’s account, on or before the 25th day of the month.

2. Buyer shall pay Seller for all gas purchased and received hereunder according to the statement supplied under Section C (1) above, on or before the first day of the month following issuance of said statement. Payments shall be made by check payable to Seller and mailed to the address for Seller shown in the Agreement.

3. Seller agrees to pay all sums according to the owner of royalties, overriding royalties, production payments, bonus payments, rentals and other such interests by reason of production and sale of gas hereunder. Seller shall indemnify and hold Buyer harmless from any and all liability related to such payments.

4. Upon written request, Buyer shall mail or deliver to Seller all charts used in the measurement of gas delivered hereunder within twenty (20) days after the last chart for each billing period is removed from the meters. Such charts shall be returned to Buyer within thirty (30) days of Seller’s receipt of such charts.

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SECTION D

WARRANTY OF TITLE OF GAS

Seller warrants its title to the gas sold and delivered hereunder in addition to its right to sell and produce the same and warrants that all such gas is owned by Seller, free from all liens, encumbrances and adverse claims. Seller shall indemnify and hold Buyer harmless from and against adverse claims thereto or encumbrances thereon, including litigation expenses related to such claims and encumbrances and attorneys’ fees for both corporate and litigation counsel. Buyer shall have the right to place payments for gas delivered hereunder in suspense, without interest, until Seller shall have submitted abstracts of title covering the gas leasehold estates from which gas is delivered hereunder and showing good and merchantable title in Seller, and that it has good right to sell said gas, all to the satisfaction of Buyer’s attorneys. If the title of Seller is questioned or involved in any litigation, Buyer shall have the right to withhold payment, without interest, during the pendency of such litigation or until said title is free from such question, or until Seller furnishes bond conditioned to save Buyer harmless with surety acceptable to Buyer.

SECTION E

FORCE MAJEURE

1. If either Buyer or Seller is rendered unable, wholly or in part, by force majeure to perform its obligations under this Agreement, other than the obligation to make payments then or thereafter due, it is agreed that performance of the respective obligations of the parties hereto to deliver and receive gas, so far as they are affected by the force majeure, shall be suspended from the inception of the inability until it is corrected but for no longer period. The party claiming any liability shall give notice thereof to the other party as soon as practicable after the occurrence of the force majeure. If the notice is given by telephone or radio communication, it shall be confirmed promptly in writing giving full particulars. The party claiming any inability shall correct the inability to the extent it may corrected through the exercise of reasonable diligence.

2. The term of this Agreement shall not be extended beyond its normal expiration date by any periods of time during which performance is suspended due to force majeure.

3. Neither party shall be liable to the other for any losses or damages, regardless of the nature thereof and howsoever occurring, whether the losses or damages be directed or indirect, immediate or remote, by reason of, caused by, arising out of, or in any way attributable to the suspension of performance of any obligation of either party to the extent that the suspension occurs because a party hereto, or any producer or any supplier of gas to Seller, or any Buyer, claims to be rendered unable, wholly or in part, by force majeure to perform its obligations.

4. The term “force majeure” as used herein shall mean, cover and include any acts of God, strikes, lockouts, acts of public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, inclement weather, earthquakes, volcanoes, fires, storms, floods, washouts, arrests, explosions, breakage, freezing of or accidence to machinery or lines of pipe or related equipment, failure of any Buyer to transport, lack of pipeline capacity, inability to obtain rights-of-way or necessary materials, the binding order of any court or governmental authority and any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming force majeure and which by the exercise of due diligence the party is unable to prevent or overcome. Failure to prevent or settle any strike or strikes shall not be considered to be matters within the control of the party claiming force majeure.

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SECTION F

MISCELLANEOUS

1. No waiver by Buyer of any default of Seller under this Agreement shall operate as a waiver of any future default, whether of a like or different character.

2. Every notice, request, statement or bill provided for in this Agreement shall be in writing, delivered in person, by telefax (except for payments) or United States mail, to the parties hereto at the addresses shown below or at such other addresses as may be hereafter furnished to the other party. Such notices shall be effective upon receipt.

SELLER

Accounting Statements & Notices
Attn:
Ph:
Fax:

BUYER

Notices	Statements
Furnace Run Pipeline, L.P.	Furnace Run Pipeline, L.P.
P. O. Box 1022	P. O. Box 1022
One Glade Park East	One Glade Park East
Kittanning, PA 16201	Kittanning, PA 16201
Attn: Benjamin T. Snyder	Attn: Benjamin T. Snyder
Ph: 724-548-8101	Ph: 724-548-8101
Fax: 724-545-8243	Fax: 724-545-8243

Either party may change its address from time to time by notice sent certified mail addressed to the other party.

3. Any interpretation of this Agreement or controversy arising hereunder shall be governed by and construed in accordance with the laws of Pennsylvania without recourse to the rules of conflict of laws. Exclusive venue for filing any lawsuit shall be the state or federal courts in Pittsburgh, Allegheny County, Pennsylvania.

4. This Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties hereto. This Agreement may not be assigned by either party, except to an affiliate of the assigning party, without the prior written consent of the non-assigning party. Such consent shall not be unreasonably withheld; provided, however, either party may assign its rights hereunder as security for indebtedness. No assignment of this Agreement by other party shall be binding on either party until such party has been furnished with written notice and a true copy of the document of assignment. Seller agrees that during the term of this Agreement any sale or sales of all or part of the lease or leases covered hereunder or of any rights in the gas produced therefrom and subject hereto; shall be made expressly subject to this Agreement.

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5. Seller shall provide Buyer, in a timely manner, any and all records, documents and information pertaining to working interest ownership which Buyer, in its discretion, requires to maintain its records.

6. Seller agrees and understands that this Agreement replaces all prior contracts or agreements in place between the parties (or their predecessors-in-interest) with respect to gas previously delivered to Buyer at the Delivery Points set forth on Exhibit “B” attached hereto. Provided, further, Seller shall indemnify, defend, and hold Buyer harmless from any and all claims, suits, actions, costs, expenses, adverse claims, title disputes, damages, losses, and judgments (including, without limitation, those arising as a result of Buyer’s negligence) (collectively, the “Claims”) howsoever arising or resulting from (1) the Contracts, and (2) Seller’s execution of this Agreement and/or Seller’s sale of gas to Buyer under this Agreement. Without limiting the foregoing, Seller further represents and warrants that it has the authority to enter into this Agreement and sell gas hereunder, and Seller shall indemnify, defend, and hold Buyer harmless from any and all Claims arising or resulting from Seller’s breach of the foregoing representation and warranty.

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EXHIBIT “B”

Attached to and made a part of that certain Gas Purchase Agreement

Dated by and between

Furnace Run Pipeline, L.P. as Buyer and

as Seller

DELIVERY POINT	DESCRIPTION	MAXIMUM DAILY DELIVERY
MCF/DAY

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